Exhibit 21.1
List of Subsidiaries
As of October 31, 2003*

	State or Jurisdiction of Incorporation or Organization	Name Under Which Subsidiary Does Business
First Tier Subsidiary of Eaton Vance Corp.:
Eaton Vance Business Trust	Massachusetts	Same

Certain Subsidiaries of Eaton Vance Business Trust:
Eaton Vance Company Business Trust	Massachusetts	Same

Certain Subsidiaries of Eaton Vance Company
Business Trust:
Eaton Vance Management	Massachusetts	Same

Certain Subsidiaries of Eaton Vance Management:
Eaton Vance Distributors, Inc.	Massachusetts	Same
Boston Management and Research	Massachusetts	Same
Eaton Vance Acquisitions	Massachusetts	Same
Eaton Vance Management (International) Limited	United Kingdom	Same

Certain Subsidiaries of Eaton Vance Acquisitions:
Atlanta Capital Management Company, LLC	Delaware	Same
Fox Asset Management LLC	Delaware	Same
Parametric Portfolio Associates LLC	Delaware	Same

*The names of certain subsidiaries have been omitted in this list inasmuch as the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the Company’s fiscal year ended October 31, 2003.